CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of In-House Rehab Corporation on Form S-8 of our report dated August 28, 1998 on our audits of the consolidated financial statements of In-House Rehab Corporation as of and for the years May 31, 1998 and 1997, included in the Annual Report on Form 10-KSB for the fiscal year ended May 31, 1998.


/s/ Strothman & Company PSC

Strothman & Company PSC

Louisville, Kentucky
August 31, 1998